                                  Exhibit 1



                        MASTER ASSET PURCHASE AGREEMENT

                                    between

                               SYMMETRICOM, INC.

                                      and

                            HEWLETT-PACKARD COMPANY

                             dated August 30, 1999

                               TABLE OF CONTENTS

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ARTICLE I. SALE OF ASSETS......................................................................................   1

     Section 1.1       Purchase and Sale of Assets.............................................................   1
     Section 1.2       Excluded Assets.........................................................................   3
     Section 1.3       Assumption of Liabilities...............................................................   4
     Section 1.4       Liabilities Not Being Assumed...........................................................   4
     Section 1.5       Consideration...........................................................................   5
     Section 1.6       Allocation of Purchase Price............................................................   5
     Section 1.7       Payment of Sales and Related Taxes......................................................   6
     Section 1.8       Schedules Update........................................................................   6

ARTICLE II. CLOSING............................................................................................   6

     Section 2.1       Closing.................................................................................   6
     Section 2.2       Seller's Deliveries at Closing..........................................................   6
     Section 2.3       Buyer's Deliveries at the Closing.......................................................   6

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF SELLER..........................................................   6

     Section 3.1       Authority and Binding Effect............................................................   6
     Section 3.2       Organization and Standing...............................................................   7
     Section 3.3       CommSync Business Financial Information.................................................   7
     Section 3.4       Absence of Certain Changes..............................................................   8
     Section 3.5       The Purchased Assets....................................................................   8
     Section 3.6       The Assigned Contracts and Other Agreements.............................................   9
     Section 3.7       Intellectual Property...................................................................   9
     Section 3.8       Conflicts...............................................................................  11
     Section 3.9       Customers and Suppliers.................................................................  11
     Section 3.10      Product Warranties and Liabilities......................................................  12
     Section 3.11      Insurance...............................................................................  12
     Section 3.12      Compliance with Law/Permits.............................................................  12
     Section 3.13      Taxes and Tax Returns...................................................................  13
     Section 3.14      Litigation and Proceedings..............................................................  13
     Section 3.15      No Broker...............................................................................  13
     Section 3.16      Environmental Protection................................................................  13
     Section 3.17      WILBUR Reports..........................................................................  14
     Section 3.18      Year 2000 Compliance....................................................................  14
     Section 3.19      Representations and Warranties..........................................................  14

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF BUYER............................................................  15

     Section 4.1       Organization and Authority..............................................................  15
     Section 4.2       Corporate Action........................................................................  15
     Section 4.3       No Violation or Breach..................................................................  15
     Section 4.4       No Broker...............................................................................  15
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                               TABLE OF CONTENTS
                                  (continued)

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     Section 4.5       Buyer Acknowledgements..................................................................  15
     Section 4.6       Capital Resources.......................................................................  16

ARTICLE V. ADDITIONAL AGREEMENTS...............................................................................  16

     Section 5.1       Access to Information...................................................................  16
     Section 5.2       Publicity and Advertising...............................................................  16
     Section 5.3       Consents................................................................................  16
     Section 5.4       Expenses................................................................................  17
     Section 5.5       Confidentiality.........................................................................  17
     Section 5.6       Employee Matters........................................................................  17
     Section 5.7       FTO Transfer............................................................................  17
     Section 5.8       Insurance...............................................................................  17
     Section 5.9       Regulatory and Other Authorizations.....................................................  18
     Section 5.10      Shipment of Purchased Assets............................................................  18
     Section 5.11      Transition Planning.....................................................................  18
     Section 5.12      Customer Notification...................................................................  19
     Section 5.13      Supplier Notification...................................................................  19
     Section 5.14      [INTENTIONALLY OMITTED].................................................................  19
     Section 5.15      Additional Assigned Contracts...........................................................  19
     Section 5.16      Delivery of Additional Instruments on the Closing Date..................................  19
     Section 5.17      Buyer Selection of Capital Assets and Equipment.........................................  19
     Section 5.18      Inventory Valuation.....................................................................  20

ARTICLE VI. CONDUCT OF BUSINESS................................................................................  20

     Section 6.1       Conduct of Business.....................................................................  20

ARTICLE VII. CONDITIONS TO OBLIGATION TO CLOSE.................................................................  21

     Section 7.1       Conditions to Obligations of Each Party to Close........................................  21
     Section 7.2       Additional Conditions to Obligations of the Seller......................................  21
     Section 7.3       Additional Conditions to Obligations of the Buyer.......................................  22

ARTICLE VIII. INDEMNIFICATION..................................................................................  23

     Section 8.1       Survival of Representations and Warranties..............................................  23
     Section 8.2       Indemnification by Buyer................................................................  23
     Section 8.3       Indemnification by Seller...............................................................  23
     Section 8.4       Procedure for Indemnification...........................................................  25

ARTICLE IX. TERMINATION........................................................................................  26

     Section 9.1       Termination.............................................................................  26
     Section 9.2       Effect of Termination...................................................................  26

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                               TABLE OF CONTENTS
                                  (continued)

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ARTICLE X. POST-CLOSING OBLIGATIONS............................................................................  26

     Section 10.1      [INTENTIONALLY OMITTED].................................................................  27
     Section 10.2      Non-Competition.........................................................................  27
     Section 10.3      SEC Financial Statements................................................................  27
     Section 10.4      Repairs at Seller's Request.............................................................  27
     Section 10.5      Provision of CommSync Products to Seller................................................  27
     Section 10.6      Product Relabeling......................................................................  28

ARTICLE XI. GENERAL............................................................................................  28

     Section 11.1      Integrated Agreement; Amendments........................................................  28
     Section 11.2      Interpretation..........................................................................  28
     Section 11.3      Waiver..................................................................................  28
     Section 11.4      Other Remedies; Specific Performance....................................................  28
     Section 11.5      Notices.................................................................................  28
     Section 11.6      Counterparts............................................................................  29
     Section 11.7      No Transfer or Assignment...............................................................  29
     Section 11.8      Absence of Third Party Beneficiary Rights...............................................  30
     Section 11.9      Mutual Drafting.........................................................................  30
     Section 11.10     Severability............................................................................  30
     Section 11.11     Governing Law...........................................................................  30
     Section 11.12     Venue...................................................................................  30

ARTICLE XII. DEFINITIONS.......................................................................................  30

                                   SCHEDULES


A-1               CommSync Products
1.1(a)(1)         Capital Assets - Manufacturing
1.1(a)(2)         Selected Capital Assets
1.1(b)(1)         Expensed Equipment - Manufacturing
1.1(b)(2)         Selected Expensed Equipment
1.1(c)            Licenses
1.1(d)            Supply Contracts
1.1(e)            Customer Contracts
1.1(f)            Technical Documentation
1.1(h)            Inventory
1.3(b)            Field Service Contracts
1.4(i)            Warranty Obligations
1.6               Purchase Price Allocation
3.3               CommSync Business Financial Information
3.4               Absence of Certain Changes
3.5(a)            The Purchased Assets
3.5(e)            Exclusive Assets Used in the CommSync Business
3.7(c)            Third Party Copyrightable Material
3.9               Customers and Suppliers
3.10(a)           Warranties
3.10(b)           Actual Warranty Expenses
3.10(c)           Product Warranties and Liabilities
3.17              WILBUR Reports
5.7               FTO
5.12              Customer Notification
5.13              Supplier Notification

                                   EXHIBITS

A                 Intellectual Property Agreement

B                 Supply Agreement

C                 Interim Supply Agreement

D                 Transition Services Agreement

E                 Employee Transfer Agreement

F                 Form of WSGR Legal Opinion

G                 SEC Letter

                        MASTER ASSET PURCHASE AGREEMENT

     THIS MASTER ASSET PURCHASE AGREEMENT (this "Agreement") is entered into as of August 30, 1999, by and between Hewlett-Packard Company, a Delaware corporation ("Seller"), and Symmetricom, Inc., a California corporation ("Buyer").

     WHEREAS, Seller engages in the development, manufacture, service and distribution of those certain communications synchronization products listed on Schedule A-1 hereto (collectively, the "CommSync Products"), including Global Positioning System ("GPS") timing modules and network synchronization supply units. For purposes of this Agreement, the term "CommSync Business" shall refer to those operations of Seller involved in the development, manufacturing, servicing and distribution of CommSync Products.

     WHEREAS, Seller desires to sell and Buyer desires to purchase certain tangible and intangible assets related to the CommSync Business.

     WHEREAS, in connection with this Agreement, Seller and Buyer desire to enter into certain ancillary agreements, including an Intellectual Property Agreement, substantially in the form attached as Exhibit A (the "Intellectual Property Agreement"), a Supply Agreement, substantially in the form attached as Exhibit B (the "Supply Agreement"), an Interim Supply Agreement, substantially in the form attached as Exhibit C (the "Interim Supply Agreement"), a Transition Services Agreement, substantially in the form attached as Exhibit D (the "Transition Services Agreement"), and the Employee Transfer Agreement set forth as Exhibit E (the "Employee Transfer Agreement," and together with the Intellectual Property Agreement, the Supply Agreement, the Interim Supply Agreement, and the Transition Services Agreement, the "Related Agreements"). The transactions contemplated by this Agreement and the Related Agreements are collectively referred to herein as the "Transaction."

     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties agree as follows:

                          ARTICLE I.  SALE OF ASSETS

     Section 1.1  Purchase and Sale of Assets.  Subject to the terms and
                  ---------------------------
conditions of this Agreement, at the Closing, Seller shall sell, transfer, convey and assign, and Buyer shall purchase, all of but no more than the following assets and properties (collectively, the "Purchased Assets"):

     (a) The capital assets which are set forth on Schedule 1.1(a)(1) and that portion of the capital assets set forth on Schedule 1.1(a)(2) which are identified in writing by Buyer pursuant to the terms of Section 5.17 hereof (cumulatively, the "Capital Assets");

     (b) The personal information technology equipment used in the CommSync Business and the production and engineering equipment used in the network synchronization production engineering and production, including the custom test board fixtures and related test fixtures and programs for printed circuit assemblies that are listed on the bills of materials for the CommSync Products being purchased hereunder, which are and only to the extent as set forth on
Schedule 1.1(b)(1) and that portion of the equipment set forth on Schedule 1.1(b)(2) which is identified in writing by Buyer pursuant to the terms of
Section 5.17 hereof (cumulatively, the "Expensed Equipment");

     (c) All licenses, permits, authorizations, orders, registrations, certificates, variances, approvals, consents and franchises and supporting lab test results for these items used by Seller in connection with the Purchased Assets, which are and only to the extent as set forth on Schedule 1.1(c);

     (d) All of Seller's rights, benefits and obligations in, to and under the contracts and purchase orders which are set forth on Schedule 1.1(d) relating to the purchase, lease or license of supplies and parts used in the production of the CommSync Products;

     (e) Subject to Section 5.15 below, all of Seller's rights, benefits and obligations in, to and under the contracts, licenses and purchase orders for the sale of CommSync Products set forth on Schedule 1.1(e) (together with those contracts and purchase orders set forth on Schedule 1.1(d) and those contracts or agreements assigned to Buyer pursuant to Section 5.15 hereof, the "Assigned Contracts");

     (f) All of Seller's technical and descriptive materials relating to the CommSync Products, which technical and descriptive materials are referenced on
Schedule 1.1(f), provided that Seller shall be entitled to keep copies of all such materials and shall be entitled to keep the originals of any lab notebooks;

     (g) A copy of all relevant information in the possession of Seller's Santa Clara Division factory or as otherwise commercially reasonably accessible concerning Seller's customers, clients, vendors, catalogs, promotions and marketing data directly related to and only as pertains to the development, manufacture, service and sale of the CommSync Products;

     (h) All raw materials, work-in-process, and finished goods, including factory and field demo equipment relating to the CommSync Business which are and only to the extent as set forth on the final Schedule 1.1(h) delivered to Buyer pursuant to Section 5.18 (the "Inventory");

     (i) Copies of all ordinary and customary records in support of the financial statements and the ongoing business related to the operation of the CommSync Business including order, shipment, material, standard cost, warranty, manufacturing, departmental expense reports prepared by Seller for the two year period ending on the Closing Date or as otherwise requested by Buyer and commercially reasonably accessible to Seller;

     (j) Any cause of action, claim, suit, proceeding, judgment or demand of any nature, of or held by Seller against any third parties directly arising out of the CommSync Business and directly related to the sale of CommSync Products except for claims arising from those product defects referred to in Section 1.4(i); provided, however, that Seller shall retain all rights of indemnification, reimbursement and contribution arising out of any cause of action, claim, suit, proceeding, judgment or demand against Seller; and

     (k) All goodwill directly and exclusively associated with the CommSync Business and the Purchased Assets to the extent such may be transferred by Seller.

     In addition to the Purchased Assets transferred hereunder, Seller is assigning to Buyer certain intellectual property pursuant to and in accordance with the terms of the Intellectual Property Agreement.

     Section 1.2  Excluded Assets.  Notwithstanding anything contained in
                  ---------------
Section 1.1, Buyer expressly understands and agrees that the following assets and properties of Seller (the "Excluded Assets") shall be excluded from the Purchased Assets:

     (a) All of Seller's cash and cash equivalents on hand and in banks relating to the CommSync Business;

     (b) All accounts, notes and other receivables of or relating to the CommSync Business;

     (c) All intellectual property licensed (but not assigned) to Buyer pursuant to the terms of the Intellectual Property Agreement and all intellectual property rights which Seller is unable to license to Buyer, if any, which rights will be dealt with as provided in the Intellectual Property Agreement;

     (d) Any and all capital assets and equipment not otherwise listed on Schedules 1.1(a)(1), 1.1(a)(2), 1.1(b)(1), and 1.1(b)(2), including but not limited to Seller's information technology hardware and production equipment used in the manufacture of GPS timing products in Seoul, Korea;

     (e) Seller's finished goods inventory shipped from Seller's manufacturing docks, in transit and not yet recorded as legal revenue by Seller ("Pipeline Inventory");

     (f) Any inventory, finished goods or other assets sold or otherwise disposed of in the ordinary course of the operation of the CommSync Business and not in violation of any provisions of this Agreement during the period from the date hereof until the Closing Date;

     (g) Land, buildings, and any equipment (including office furnishings) associated with Seller's facilities and not otherwise conveyed per Section 1.1;

     (h) Any Federal, state and local income and franchise tax credits, prepaid taxes and tax refund claims; and

     (i) Any and all other assets not specifically described in Section 1.1 of this Agreement.

     Section 1.3  Assumption of Liabilities.  Buyer does not assume and hereby
                  -------------------------
expressly disclaims any and all liabilities of Seller, if any, relating in any manner to the Purchased Assets or the CommSync Business, except that Buyer shall assume at the time of Closing and shall pay, discharge or perform when due the following debts, obligations, contracts and liabilities of Seller arising out of or relating to the ownership or operation of the Purchased Assets or the conduct of the CommSync Business (the "Assumed Liabilities"):

     (a) All liabilities and obligations of Seller arising from and after the Closing Date under the Assigned Contracts;

     (b) Any and all Warranty obligations of Seller, whether arising before or after Closing, resulting from or pertaining to the CommSync Products or the CommSync Business which shall include customary return to factory warranty repairs, but excluding: (i) Warranty obligations in connection with those programs described in Schedule 1.4(i); (ii) those obligations arising under any Rejected Contracts (as such term is defined in Section 5.15 hereof), if any; and
(iii) obligations under any Seller field service contracts, including those set forth on Schedule 1.3(b);

     (c) Accept for return from customers CommSync Products required to be accepted following use under environmental laws of the European Economic Union and any other jurisdiction as applicable; and

     (d)  The FTO Obligation (as defined in Section 5.7).

     Section 1.4  Liabilities Not Being Assumed.  Except for the Assumed
                  -----------------------------
Liabilities, Seller agrees that Buyer shall not be obligated to assume or perform and is not assuming or performing any liability or obligation of Seller, whether known or unknown, fixed or contingent, certain or uncertain, and regardless of when such liabilities or obligations may arise or may have arisen or when they are or were asserted (the "Retained Liabilities"), and Seller shall remain responsible for all Retained Liabilities, which shall include, without limitation, any and all of the following obligations or liabilities of Seller:

     (a) Except as provided for under this Agreement or the Related Agreements, any compensation or benefits payable to present or past employees of Seller, including without limitation, any liabilities arising under any employee pension or profit sharing plan or other employee benefit plan and any of Seller's obligations for vacation, holiday or sick pay that arise prior to the Closing Date;

     (b) Subject to Section 1.7 below, all federal, state, local, foreign or other taxes of Seller (i) that have arisen prior to the Closing Date, and (ii) for which Seller is or, at any time hereafter, may become liable; provided, however, that the Retained Liabilities shall not include any taxes arising out of the conduct of Buyer, on or after the Closing date, of the CommSync Business; provided, further, that Buyer shall bear no liability for taxes arising from the sale of any Pipeline Inventory;

     (c) Any encumbrance on any of the Purchased Assets arising prior to the Closing Date and all obligations and liabilities secured thereby (an "Encumbrance");

     (d) All obligations of Seller, either for borrowed money or incurred prior to the Closing in connection with the purchase, lease or acquisition of any of the Purchased Assets;

     (e) Any accrued liabilities (other than liabilities expressly assumed by Buyer pursuant to Section 1.3), accounts payable or notes payable of Seller;

     (f) Any claims, demands, actions, suits or legal proceedings that have been asserted or threatened prior to the Closing Date against Seller, the CommSync Business or the Purchased Assets;

     (g) Executory obligations of Seller arising after the Closing Date other than those provided for in Section 1.3(a) herein or as otherwise provided in this Agreement;

     (h) Any obligations incurred by Seller prior to the Closing Date under any employment, consulting or non-competition agreement, whether oral or written, and any liabilities or obligations arising out of the termination by Seller of any of its employees in anticipation or as a consequence of the Transaction; and

     (i)  Seller's Warranty obligations under those programs described on
Schedule 1.4(i).

     Section 1.5  Consideration.  In consideration for the Purchased Assets, the
                  -------------
covenant not to compete, and Seller's entering into the Related Agreements, Buyer will pay to Seller at the Closing an amount equal to (a) Eighteen Million Dollars ($18,000,000), plus (b) the Inventory Value (as defined in Section 5.18 below), plus (c) the lesser of $558,000 or the Fixed Capital Assets and Equipment Value for the Capital Assets and Expensed Equipment set forth on Schedules 1.1(a)(1) and 1.1(b)(1), plus (d) the greater of $200,000 or the Selected Capital Asset and Equipment Value (as defined in Section 5.17 below), less (e) Three Hundred Thousand Dollars ($300,000) in consideration of the Warranties assumed by Buyer pursuant to Section 1.3(b), less (f) the amount equal to the FTO Obligation (as defined in Schedule 5.7) (in the aggregate, the "Purchase Price"). For purposes of this Section 1.5, the "Fixed Capital Assets and Equipment Value" shall be equal to the aggregate of the prices for Capital Assets and Expensed Equipment set forth on Schedules 1.1(a)(1) and 1.1(b)(1), as updated pursuant to Section 1.8.

     Section 1.6  Allocation of Purchase Price.  The Purchase Price shall be
                  ----------------------------
allocated among the Purchased Assets, the covenant not to compete and the other agreements in the manner set forth on Schedule 1.6 which shall be agreed upon by the parties prior to Closing and attached hereto (the "Purchase Price Allocation"). Such allocation may be amended or modified at any time within 60 days after the Closing Date as shall be agreed upon in writing by Buyer and Seller. Each of Buyer and Seller, when reporting the Transaction on their tax returns, shall allocate the Purchase Price paid or received, as the case may be, in a manner that is consistent with the Purchase Price Allocation to be set forth on Schedule 1.6 hereto. Additionally, each of the parties shall comply with and furnish the information required by Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code") and any regulations thereunder.

     Section 1.7  Payment of Sales and Related Taxes.  Except as otherwise
                  ----------------------------------
provided in the Related Agreements, all sales, use, value-added, gross receipts, excise, registration, stamp duty, transfer or other similar taxes or governmental fees ("Transfer Taxes") imposed or levied by reason of, in connection with or attributable to this Agreement and the Transaction shall be shared equally by Buyer and Seller. The parties shall cooperate with each other to the extent reasonably requested and legally permitted to minimize any Transfer Taxes. For purposes of calculating the Transfer Taxes to be shared pursuant to the preceding sentence, Buyer and Seller agree to cooperate in making an allocation of the Purchase Price among the Purchased Assets and also to cooperate in determining which of such assets are subject to tax.

     Section 1.8  Schedules Update.  Not less than five (5) days prior to
                  ----------------
Closing, Seller may update, through addition only, Schedules 1.1(a)(1), 1.1(a)(2), 1.1(b)(1), 1.1(b)(2) and 1.1(c) and Seller shall deliver such updated schedules to Buyer at the Closing; thereafter, if any of the schedules are so updated, such updated schedules shall constitute the definitive Schedules 1.1(a)(1), 1.1(a)(2), 1.1(b)(1), 1.1(b)(2) and 1.1(c). In addition, Seller shall update, through addition only, Schedules 1.1(d) and 1.1(e) pursuant to the terms of Section 5.15, and shall deliver the final Schedule 1.1(h) pursuant to the terms of Section 5.18.

                             ARTICLE II.  CLOSING

     Section 2.1  Closing.  The closing of the transactions contemplated by this
                  -------
Agreement (the "Closing") shall take place at the offices of Wilson Sonsini Goodrich & Rosati, 650 Page Mill Road, Palo Alto, California 94304, commencing at 10:00 a.m. local time on the third business day following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective parties will take at the closing itself) or such other date as the parties may mutually determine (the "Closing Date").

     Section 2.2  Seller's Deliveries at Closing.  At the Closing, Seller shall
                  ------------------------------
deliver to Buyer (i) the Related Agreements, and (ii) subject to Section 5.11, within a reasonable time and manner to be agreed upon between Buyer and Seller, the Purchased Assets.

     Section 2.3  Buyer's Deliveries at the Closing.  At the Closing, Buyer
                  ---------------------------------
shall deliver to Seller (i) the Purchase Price by wire transfer of federal funds and (ii) the Related Agreements.

            ARTICLE III.  REPRESENTATIONS AND WARRANTIES OF SELLER

     Pursuant to the execution of this Agreement, Seller hereby represents and warrants to Buyer that on the date hereof:

     Section 3.1  Authority and Binding Effect.
                  ----------------------------

     (a) Seller has the full corporate power and corporate authority to execute and deliver this Agreement and the Related Agreements. This Agreement and the Related Agreements and the consummation by Seller of its obligations contained herein and therein have been duly authorized by all necessary corporate actions of Seller, and such agreements have been duly executed and delivered by Seller.

     (b) This Agreement is a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, and upon execution and delivery each of the Related Agreements will be a valid and binding agreement of Seller, and will be enforceable against it in accordance with its terms, in each case except as enforceability of the obligations of Seller hereunder and thereunder may be limited by (i) bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights generally, and (ii) general principles of equity relating to the availability of equitable remedies (whether such agreements are sought to be enforced in a proceeding at law or a proceeding in equity).

     (c) Other than Seller's filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), it is not necessary for Seller to take any action or to obtain any approval, consent or release by or from any third person, governmental or other, to enable Seller to enter into or perform its obligations under this Agreement or any of the Related Agreements.

     Section 3.2  Organization and Standing.
                  -------------------------

     (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and Seller is qualified to do business in each jurisdiction where it conducts the CommSync Business, in which the character of the properties owned by it in connection with the CommSync Business or the nature of the CommSync Business makes such authorization necessary, other than such jurisdictions where the failure to be so qualified would not have a Material Adverse Effect on the CommSync Business.

     (b) Seller has the requisite corporate power and authority to conduct the CommSync Business as now conducted and to own or lease (as the case may be) the Purchased Assets, and to use such Purchased Assets in the conduct of the CommSync Business.

     Section 3.3  CommSync Business Financial Information.  Schedule 3.3 sets
                  ---------------------------------------
forth the unaudited profit and loss statements for the CommSync Business for the years ended October 31, 1998, and October 31, 1997, and the nine (9) months ended July 31, 1999 (the "CommSync Business Financial Information") and such statements (a) have been compiled from and are in accordance with Seller's books and records for the CommSync Business, and (b) fairly present in all material respects the directly allocable assets, liabilities, revenues and expenses of the CommSync Business as of the respective dates and for the periods then ended in accordance with Seller's accounting and financial policies, which comply with generally accepted accounting principles ("GAAP"). The CommSync Business Financial Information also includes certain internal management allocations, which reflect management's judgment as to the proper apportionment of shared Seller assets, liabilities and expenses to the CommSync Business; provided, however, such allocations are not representative of the assets, liabilities and expenses necessary to operate the

CommSync Business on a standalone basis; provided further that the CommSync Business has never been operated on a standalone basis and Seller makes no representations or warranties as to whether such allocations are the same as would result had the CommSync Business had been operated on a standalone basis.

     Section 3.4  Absence of Certain Changes.  From July 31, 1999, to the date
                  --------------------------
hereof, Seller has conducted the CommSync Business only in the ordinary course consistent with past practice and, further, there has not been:

     (a) Any default or breach, or anticipated default or breach under, or any amendment, termination or revocation of or, to Seller's Knowledge, any threatened termination or revocation of, any of the Assigned Contracts;

     (b) Any actual or, to Seller's Knowledge, threatened amendment, termination or revocation of any license, permit or franchise required for the continued operation by Seller of any material portion of the CommSync Business;

     (c) Any sale, transfer, or other disposition of, or the incurrence or imposition of any Encumbrance resulting in an obligation in excess of Ten Thousand Dollars ($10,000) on or affecting, any of the Purchased Assets except
(i) licenses, sales or utilization of inventory and obsolete equipment in the ordinary course of the CommSync Business and consistent with past practices of Seller, and (ii) Encumbrances for current taxes not yet due and payable;

     (d) Any damage, destruction or loss, whether or not covered by insurance, of any of the Purchased Assets in an amount that exceeds Fifty Thousand Dollars ($50,000);

     (e) Any entry or violation of any judgment, order, writ or decree that has had or is reasonably likely to have a Material Adverse Effect on the CommSync Business; or

     (f) Any occurrence of any other event or circumstance which has had or is reasonably likely to have a Material Adverse Effect on the CommSync Business.

     Section 3.5  The Purchased Assets.
                  --------------------

     (a)  Capital Equipment.  Except as disclosed on Schedule 3.5(a), each item
          -----------------
of the Capital Assets and Expensed Equipment is in good working order and condition, ordinary wear and tear excepted, has been properly maintained and to Seller's Knowledge does not require more than regularly scheduled maintenance in the ordinary course, consistent with Seller's established maintenance policies, to keep it in good operating condition.

     (b)  No Leases of Material Tangible Personal Property.  Seller does not
          ------------------------------------------------
lease any material tangible personal property that is included in the Purchased Assets.

     (c)  Inventories. All of the Inventory set forth on Schedule 1.1(h) is of a
          -----------
quality usable and saleable in the ordinary course of the CommSync Business, except for obsolete items, damaged items and materials at below standard quality, which, in the aggregate are not material in amount or have been written off or written down to net realizable value or for which Seller has taken a reserve on Seller's financial statements.

     (d)  Title to Purchased Assets. Seller has, and on the Closing Date will
          -------------------------
convey and transfer to Buyer, good and valid title to all of the Purchased Assets, free and clear of all Encumbrances of any nature whatsoever. All of the Purchased Assets are in the exclusive possession and control of Seller, and Seller has the unencumbered right to use, and to sell to Buyer in accordance with the terms and provisions of this Agreement, all of the Purchased Assets free of the rights and claims of others.

     (e)  Assets Used in CommSync Business. Except as set forth on Schedule
          --------------------------------
3.5(e), the Purchased Assets and Seller IP Rights include substantially all of the assets used exclusively in the CommSync Business and certain additional assets not used exclusively in the CommSync Business. For purposes of making the representations in this Section 3.5(e) only, the Purchased Assets shall be deemed to include all of the capital assets and equipment set forth on Schedules 1.1(a)(2) and 1.1(b)(2). In addition, for purposes of this Section 3.5(e), to the extent Seller shall update Schedules 1.1(a)(1), 1.1(a)(2), 1.1(b)(1), 1.1(b)(2), 1.1(c), 1.1(d), 1.1(e), 1.1(f), or 1.1(h) prior to Closing, such updated Schedules shall be deemed made and delivered as of the date this representation and warranty is made by Seller. Seller expressly disclaims any representation or warranty as to the sufficiency of the Seller human resources that Buyer is hiring or intends to hire in connection with the Transaction.

     Section 3.6  The Assigned Contracts and Other Agreements.  Schedules 1.1(d)
                  -------------------------------------------
and (e) contain an accurate and complete list of the Assigned Contracts other than Assigned Contracts assigned to Buyer after the date hereof pursuant to the terms of Section 5.15 hereof. Seller has furnished to Buyer accurate and complete copies of the Assigned Contracts other than Assigned Contracts assigned to Buyer after the date hereof pursuant to the terms of Section 5.15 hereof. Each of the Assigned Contracts is a valid and binding obligation of Seller and, to Seller's knowledge, the other parties thereto, enforceable in accordance with its terms, except as may be affected by bankruptcy, insolvency, moratorium or similar laws affecting creditors' rights generally and general principles of equity relating to the availability of equitable remedies. There have not been any defaults by Seller or, to Seller's Knowledge, defaults or any claims of default or claims of nonenforceability by the other party or parties under or with respect to any of the Assigned Contracts which, individually or in the aggregate, would have a Material Adverse Effect on the CommSync Business, and there are no facts or conditions to Seller's Knowledge that have occurred or that are anticipated to occur which, with the passage of time or the giving of notice, would constitute a default by Seller, or to Seller's Knowledge, by the other party or parties under any of the Assigned Contracts, both in such a manner as would have a Material Adverse Effect on the CommSync Business.

     Section 3.7  Intellectual Property.
                  ---------------------

     (a) Seller owns all right, title and interest in and to all patents, patent applications, invention disclosures, copyrights, trademarks, trademark applications, trade secrets, know-how, intellectual property and rights thereto which are transferred or licensed to Buyer pursuant to this Agreement or the Intellectual Property Agreement pertaining to the CommSync Products, including the Proprietary Materials (collectively, the "Intellectual Property Rights") (including without limitation any distribution rights and royalty rights).

     (b) Seller has the right to make use, sell or otherwise dispose of CommSync Products, and has the exclusive right to license or to bring actions for infringement of, all Intellectual Property Rights.

     (c) Seller has copyrights in all material copyrightable material used in connection with or embodied in the CommSync Products or in the licensed Intellectual Property Rights except such copyrightable material owned by third parties that is used in CommSync Products and listed on Schedule 3.7(c) whether or not registered with the U.S. Copyright Office. Consummation of the transactions contemplated hereby will not alter or impair the validity of any such copyrights.

     (d) No claims have been asserted against Seller by any person challenging Seller's use or distribution (including manufacture, marketing or sale) of any CommSync Product, or Seller's licensing of Intellectual Property Rights or challenging or questioning the validity or effectiveness of any license or agreement relating thereto. To Seller's Knowledge, no claim of the type specified in this Section 3.7(d) has been threatened.

     (e) The execution, delivery and performance of this Agreement and the transactions contemplated hereby will not (i) breach, violate or conflict with any instrument, agreement or other right governing any of the Intellectual Property Rights or portion thereof, (ii) cause the forfeiture or termination, or give rise to a right of forfeiture or termination, of any Intellectual Property Rights or portion thereof, (iii) in any way impair the right of Buyer to use (including distribute, manufacture, market, sell or otherwise dispose of CommSync Products) or license any Intellectual Property Rights or portion thereof, or (iv) to Seller's Knowledge, give rise to any third party having the right to bring any action for infringement of any intellectual property of the third party.

     (f) To Seller's Knowledge, as of the date of this Agreement, the operation by Seller of the CommSync Business (including distribution, manufacture, marketing, license or sale of CommSync Products) does not violate, and has not violated, any right of any third party, including, without limitation, infringement of or misappropriation of intellectual property.

     (g) To Seller's Knowledge, no un-licensed third party is violating, infringing, or misappropriating any Intellectual Property Right.

     (h) To Seller's Knowledge, no party to any contract, commitment or restriction relating to any Intellectual Property Right intends to cancel, withdraw, modify or amend such contract as of the date hereof.

     (i) Seller has not knowingly taken any action to impair the value of its data or Intellectual Property Rights.

     (j) (i) Seller has not expressly granted any right to manufacture, reproduce, distribute, sell, sublicense, market or exploit any of the Seller IP Rights (as such term is defined in the Intellectual Property Agreement) or any adaptations, translations, or derivative works based on the Seller IP Rights, or any portion thereof, to any Named Competitors (as such term is defined in the Intellectual Property Agreement); (ii) Seller has no agreements, contracts or commitments that expressly provide for the manufacture, reproduction, distribution, sale, sublicensing, marketing, development, exploitation or supply by Seller of any Seller IP Right or any adaptation, translation, or derivative work based on the Seller IP Rights, or any portion thereof or otherwise material to the CommSync Business to any Named Competitors; (iii) Seller has not expressly granted to any Named Competitors any exclusive or non-exclusive rights with respect to any of the Seller IP Rights; and (iv) Seller has not expressly granted to any Named Competitors any right to market any product utilizing any Seller IP Rights.

     Section 3.8  Conflicts.  Neither the execution and delivery of, nor the
                  ---------
consummation of the transactions contemplated by, this Agreement or the Related Agreements will or is reasonably likely to result in any of the following:

     (a) A default or an event that, with notice or lapse of time, or both, would be a default, breach or violation of the Seller's certificate of incorporation, bylaws or other governing instruments of Seller, or any Assigned Contract;

     (b)  The right to terminate any Assigned Contract;

     (c) The creation or imposition of any Encumbrance on any of the Purchased Assets; or

     (d) The violation or breach of any writ, injunction or decree that is applicable to or binding on any of the Purchased Assets or the CommSync Business.

     (e) To Seller's Knowledge, a loss or adverse modification of any license, franchise, permit or other authorization or right (contractual or other) to operate the CommSync Business or to own any of the Purchased Assets, granted or otherwise held by Seller or used in the CommSync Business, which loss or adverse modification would have a Material Adverse Effect on the CommSync Business.

     Section 3.9  Customers and Suppliers.  Schedule 3.9 contains a correct list
                  -----------------------
of (a) the ten (10) largest customers of each of the network synchronization, and GPS businesses, in terms of the shipments from the conduct of each such business for the twelve-month period ended October 31, 1998, and the nine-month period ended July 31, 1999, showing the approximate aggregate dollar amount of revenues from each such customer during such periods and the nature of the products licensed or sold; and (b) the twenty (20) largest suppliers of Seller in terms of purchases made by Seller in connection with the CommSync Business during the nine-month period ended July 31, 1999, showing the approximate aggregate dollar amounts of purchases by Seller from each such supplier during such period. Except as disclosed on Schedule 3.9 to Seller's Knowledge, none of the customers or suppliers listed in Schedule 3.9 intends to cease doing business with the CommSync

Business or has notified or otherwise threatened that it intends to cease doing business with the CommSync Business.

     Section 3.10  Product Warranties and Liabilities.
                   ----------------------------------

     (a) Other than warranties set forth in the Assigned Contracts and Proposed Contracts and any obligations arising under the field service contracts set forth on Schedule 1.3(b), Schedule 3.10(a) sets forth all Warranties still in effect, given or made by Seller relating to the CommSync Products. To Seller's Knowledge, (a) no CommSync Products have been shipped by Seller in a condition that Seller reasonably expects such Products to be returned by the customers, and (b) there is no intention on the part of any customer to return any material amount of CommSync Products, except returns made in the ordinary course of the business and consistent with the Warranties and which, in any event, are not, and are not expected to become, material in amount.

     (b) To Seller's Knowledge, there is no fact or the occurrence of any event which might reasonably form the basis of any present or future successful claim against Seller, whether or not fully covered by insurance, for liability on account of negligence or product liability or on account of any Warranties which would have, individually or in the aggregate, a Material Adverse Effect on the CommSync Business. Set forth in Schedule 3.10(b) is a summary of the actual Warranty expenses incurred by Seller with regards to claims made against Seller in the nine-month period ended July 31, 1999 with respect to Warranties or product returns for all products sold by Seller in the conduct of the CommSync Business other than with respect to those items set forth on Schedule 1.4(i).

     (c) Except as set forth on Schedule 3.10(c) and with respect to the defects with respect to those products described in Section 1.4(i), to Seller's Knowledge there are no Product Defects in or of any current CommSync Products.

     Section 3.11  Insurance.  Seller has reasonably self-insured (based on
                   ---------
standard industry practice) or reasonably insured with third party insurers the Purchased Assets against loss or damage with all risk coverage on a replacement cost basis.

     Section 3.12  Compliance with Law/Permits.
                   ---------------------------

     (a) Seller is in compliance with all, and is not in violation of any, laws, ordinances, orders, decrees, rules or regulations of any governmental agency or authority, the violation of or noncompliance with which has or is reasonably likely to have a Material Adverse Effect on the CommSync Business.
No unresolved (i) charges of violations of laws or regulations relating to the CommSync Business have been made or, to Seller's Knowledge, threatened, (ii) proceedings or investigations relating to the CommSync Business are pending or, to Seller's Knowledge, have been threatened, or (iii) citations or notices of deficiency have been issued or, to Seller's Knowledge, have been threatened, against Seller relating to or arising out of the CommSync Business by any governmental authorities, each of which has had or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the CommSync Business; and, to Seller's Knowledge, there are no facts or circumstances upon which Seller believes any such charges, proceedings, investigations, or citations or deficiency notices, reasonably may be instituted, issued or brought hereafter.

     (b) All of the governmental licenses, permits, authorizations, franchises or certificates or rights (contractual or other) directly related to and required for the operation of the CommSync Business that are held by Seller (collectively, "Licenses and Permits") are in full force and effect at the date hereof. There is no other license, permit, authorization, franchise, certificate or right to operate the absence of which has had, or is reasonably likely to have, a Material Adverse Effect on the CommSync Business. Seller is in compliance with the conditions and requirements imposed by or in connection with such Licenses and Permits. Seller has not received any notice, and to Seller's Knowledge there is no reason to believe, that any governmental authority intends to cancel, terminate or modify any of such Licenses or Permits or that there are valid grounds for any such cancellation, termination or modification.

     Section 3.13  Taxes and Tax Returns.  For purposes of this Agreement, the
                   ---------------------
term "Tax" or "Taxes" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not. Other than Transfer Taxes arising from the sale and purchase of the Purchased Assets, Buyer shall have no liability or obligation whatsoever, and shall not incur any loss, expense or cost, and none of the Purchased Assets, or any assets of Buyer, shall be subjected to any Encumbrance, by reason of any Taxes arising out of (x) the CommSync Business as conducted by Seller prior to the consummation of the sale hereunder of the Purchased Assets to Buyer, or (y) any other operations or activities of Seller whether conducted prior to the date hereof or hereafter.

     Section 3.14  Litigation and Proceedings.  There is no action, suit,
                   --------------------------
proceeding or investigation, or any counter or cross-claim in an action brought by or on behalf of Seller, whether at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or before any arbitrator of any kind, that is pending or, to Seller's Knowledge, threatened, against Seller, which (i) is reasonably likely to affect adversely Seller's ability to perform its obligations under this Agreement or the Related Agreements or complete any of the transactions contemplated hereby or thereby, or (ii) to Seller's Knowledge, is reasonably likely to have a Material Adverse Effect on the CommSync Business.

     Section 3.15  No Broker.  Seller has not retained or used the services of
                   ---------
an agent, finder or broker in connection with the Transaction.

     Section 3.16  Environmental Protection.  With respect to the CommSync
                   ------------------------
Business, Seller: (a) is in compliance, in all material respects, with any and all Environmental Laws; (b) has not received any notice of any alleged Environmental Claim which has not heretofore been cured or for which there is any remaining material liability; (c) has not disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Materials, arranged for the disposal, discharge, storage or release of any Hazardous Materials, or exposed any employee or other individual to any Hazardous Materials so as to give rise to any liability which, in the aggregate, would result in a Material Adverse Effect; and (d) is not aware of the presence of Hazardous Materials in, on, or under any properties owned, leased or used at any time for the operation of the CommSync Business so as to give rise to any liability which would, in the aggregate, result in a Material Adverse Effect on the CommSync Business.

     Section 3.17  WILBUR Reports.  The "WILBUR" reports which Seller has
                   --------------
supplied to Buyer as to products in production or that have been released within one year prior to the date hereof, were, when written, to Seller's Knowledge, reasonable estimates as to manufacturing costs and yields used in the ordinary course of Seller's business.

     Section 3.18  Year 2000 Compliance.  All CommSync Products shipped prior to
                   --------------------
the Closing Date and under warranty as of the date hereof will accurately process date data (including, but not limited to, calculating, comparing and sequencing) from, into, and between the twentieth and the twenty-first centuries, and the years 1999 and 2000, including leap year calculations, the week 1023 to week 1024 rollover period and the September 9, 1999 to September 10, 1999 rollover period, when used in accordance with the Product documentation provided by Seller (including any instructions for installing patches or upgrades), provided that all other items (e.g., hardware, software, and firmware) not supplied by Seller, used in combination with such CommSync Products properly exchange date data with such Products. Notwithstanding the foregoing, Seller's Year 2000 warranty will not extend to any operating failures of the GPS system beyond Seller's control.

     Any patches or upgrades that are in existence as of the Closing Date will be provided to Buyer as part of the Purchased Assets.

     Seller represents and warrants that all Final Test Systems constituting part of the Purchased Assets can be (or may be modified, with no material impact to the user, to be) used prior to, during, and after the calendar year 2000 and that such manufacturing assets will operate during each such time period without error relating to date data, specifically including any error relating to, or the product of, date data which represents or references different centuries or more than a century ("Y2K Compliant") except to the extent such inability to use and process such date data would not give rise to any liability that would reasonably be expected to have a Material Adverse Effect on the Commsync Business. Seller represents and warrants that no other manufacturing assets that are part of the Purchased Assets are not Y2K Compliant where the failure to be Y2K Compliant would have a material impact on Seller's ability to manufacture CommSync Products in Seller's ordinary course of business as currently conducted.

     Section 3.19  Representations and Warranties.  The representations and
                   ------------------------------
warranties of Seller contained in this Article III, and the disclosures on the Schedules attached hereto with respect thereto, do not contain any statement of a material fact that was untrue when made or to Seller's Knowledge omit any information necessary to make any such representation or warranty together with the disclosure pertaining thereto, true and correct in all material respects.

             ARTICLE IV.  REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to Seller as follows:

     Section 4.1  Organization and Authority.  Buyer is duly incorporated and
                  --------------------------
organized and is validly existing as a corporation under the laws of the State of California. Buyer has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

     Section 4.2  Corporate Action.  All corporate action necessary to be taken
                  ----------------
by Buyer to authorize the execution, delivery and performance of this Agreement and any instruments and agreements contemplated herein has been, or prior to the Closing Date will have been, duly and validly taken. Subject to the terms and conditions hereof, each of this Agreement and the other agreements contemplated hereby to which Buyer will be a party constitutes or, in the case of such other agreements will, when executed and delivered at the Closing constitute, the valid and binding obligation of Buyer, enforceable in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, other laws affecting creditors' rights generally and general equitable principles. The execution, delivery and performance of this Agreement, and the other agreements contemplated hereby (including the Related Agreements) by Buyer does not and will not violate or result in any default under any provision of Buyer's charter or bylaws or any default under or, except as would not materially impair Buyer's ability to perform its obligations pursuant to this Agreement and the Related Agreements result in the termination of, or accelerate the performance required by or cause the acceleration of the maturity of any liability or obligation pursuant to, any material commitment, agreement, indenture, license, or other obligation to which Buyer is a party or any law or permit applicable to it.

     Section 4.3  No Violation or Breach.  The performance of this Agreement by
                  ----------------------
Buyer is not in violation of any law, statute, local ordinance, state or federal regulations, court order or administrative order or ruling, or of any loan document's conditions or restrictions, in effect for financing, whether secured or unsecured.

     Section 4.4  No Broker.  No broker, finder or other third party has any
                  ---------
right to a commission or other fee as the result of action by or on behalf of Buyer in connection with this Agreement.

     Section 4.5  Buyer Acknowledgements.  Buyer acknowledges and agrees that it
                  ----------------------
(i) has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning the Purchased Assets and the CommSync Business; and (ii) has been furnished with or given adequate access to such representatives of Seller, and books, records and other information about the Purchased Assets and the CommSync Business as it has requested; provided that nothing in this Section 4.5 shall serve to eliminate or minimize Seller's representations and warranties set forth in Article III.

     Section 4.6  Capital Resources.  Buyer has sufficient capital resources to
                  -----------------
pay the Purchase Price and to consummate all of the transactions contemplated under this Agreement and the Related Agreements.

                       ARTICLE V.  ADDITIONAL AGREEMENTS

     Section 5.1  Access to Information.  Seller shall provide Buyer and its
                  ---------------------
accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Closing to (a) all of the Sellers' properties, books, contracts, commitments and records, (b) all other information concerning the CommSync Business, including properties and personnel of the CommSync Business as Buyer may reasonably request and (c) all employees of the CommSync Business. Buyer shall provide Seller with copies of such information as Seller may reasonably request. No information or knowledge obtained in any investigation pursuant to this Section 5.1 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement.

     Section 5.2  Publicity and Advertising.
                  -------------------------

     (a)  Press Release.  Immediately following the execution hereof, the
          -------------
parties will issue a press release, which shall be positive in tone in addressing the matters set forth below, announcing the Agreement subject to prior approval in writing by both parties. The intent of this announcement is to advise customers and suppliers of the CommSync Business that:

          (i)  Seller is selling the CommSync Business to Buyer; and

          (ii) Buyer will provide sales, service and support, and the parties will provide appropriate ongoing warranty and post-warranty service, relating to the CommSync Business.

     (b)  No Other Press Release. No press release or other public announcement
          ----------------------
related to this Agreement or the Transaction will be issued by either party hereto without the prior approval of the other party, except that a party may make such public disclosure which it believes in good faith to be required by law (in which case such party will give the other party reasonable opportunity to review the proposed disclosure and will use best efforts to accommodate such reviewing party's comments; provided, that, in no event shall either party refer to this Agreement or the Transaction as involving a wireless communications business, other than a reasonable description of the CommSync Business as involving synchronization and timing for wireless communications, without the express written consent of the other party).

     (c)  Advertising by Buyer. Buyer reserves the right to run advertisements
          --------------------
to notify customers of the Transaction provided that Seller has approved in writing the description of the Transaction, which approval shall not be unreasonably withheld.

     Section 5.3  Consents.  Seller and Buyer shall use their respective
                  --------
commercially reasonable efforts to obtain the consents, waivers and approvals under any of the Assigned Contracts as may be required in connection with the Transaction so as to assign all rights, obligations and benefits thereunder to Buyer.

     Section 5.4  Expenses.  Whether or not the Transaction is consummated, each
                  --------
party to this Agreement will pay all costs and expenses incurred by it in negotiating and preparing this Agreement and, except as set forth herein, in closing and carrying out the transactions contemplated hereby.

     Section 5.5  Confidentiality.  Buyer and Seller each agree that the
                  ---------------
information obtained in any investigation conducted in conjunction with the negotiation and effectuation of the Transaction, including any information pursuant to Section 5.1 hereof shall be governed by the terms of the Confidential Disclosure Agreement dated April 27, 1999 between Seller and Buyer.

     Section 5.6  Employee Matters.
                  -----------------

     (a) For each Seller employee hired by Buyer pursuant to the Transaction, Seller agrees to use its commercially reasonable best efforts to facilitate individual rollovers of the affected employees' account balances from the Seller's 401(k) Plan to Buyer's 401(k) Plan, such rollovers to include, at the election of each affected employee any plan loans currently outstanding under the Seller's 401(k) Plan. Buyer agrees to accept such rollovers and also agrees to provide, in a timely manner, the Buyer's 401(k) Plan standard rollover form (which shall be reasonably acceptable to Seller) to each affected employee electing to rollover his or her account balance into Buyer's 401(k) Plan.

     (b) Seller hereby represents and warrants that such distributions from Seller's 401(k) Plan are in compliance with Code Section 401(k)(10)(A)(ii), and that Seller's 401(k) Plan, at the time of distribution, is intended to be tax-qualified under Code Sections 401(a) and 501(a).

     (c) Nothing in this Section 5.6 is intended to or shall be construed to require Buyer to retain any of the affected employees, after they enter into Buyer's employ, except in accordance with Buyer's generally applicable employment policies and procedures or any separate agreement entered into by Buyer with any such employee, or to prevent Buyer from changing its compensation programs and benefit plans, in its lawful discretion, for its employees (including the affected employees) generally.

     Section 5.7  FTO Transfer.  Buyer shall permit each Seller employee who
                  ------------
accepts an employment offer from Buyer (each, a "Transferring Employee") to transfer to Buyer on the commencement of such employment up to a maximum of eighty (80) hours of accrued flexible time-off ("FTO") with Seller. Seller shall deliver to Buyer prior to Closing a Schedule 5.7 which shall list each Transferring Employee and the FTO of such Transferring Employee (the aggregate of each Transferring Employee's FTO being the "FTO Obligation").

     Section 5.8  Insurance.  Through the Closing Date, Seller will continue to
                  ---------
maintain insurance policies providing insurance coverage for the CommSync Business and the Purchased

Assets substantially of the kinds, in the amounts and against the risks as insured as of the date hereof for the CommSync Business and the risks covered.

     Section 5.9   Regulatory and Other Authorizations.
                   -----------------------------------

     (a) Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement. The parties each shall promptly (a) supply the other with any information which may be required in order to effectuate any filings with the United States Federal Trade Commission (the "FTC") or the Antitrust Division of the United States Department of Justice ("DOJ"), and (b) supply any additional information which reasonably may be required by the FTC or DOJ or the competition or merger control authorities of any other jurisdiction and which the parties may reasonably deem appropriate.

     (b) Buyer and Seller shall share equally the filing fees with respect to the Notification and Reports Forms relating to the transactions contemplated herein as required by the HSR Act.

     Section 5.10  Shipment of Purchased Assets.  Buyer and Seller shall share
                   ----------------------------
equally the costs and expenses relating to: (i) the preparation of the Purchased Assets for shipment (including, without limitation, any cleaning of the Equipment); (ii) packaging the Purchased Assets for shipment; and (iii) shipment of the Purchased Assets from the relevant facilities of Seller to either Buyer's San Jose, California facility or another facility as designated by Buyer. Where a facility other than San Jose, California, is designated by Buyer, Buyer will pay the full amount of the difference between the quoted costs to ship to San Jose, California and the actual costs to ship to the facility Buyer designated.

     Section 5.11  Transition Planning.  During the period between the signing
                   -------------------
of this Agreement and Closing, a transition manager (each, a "Transition Manager") appointed by each of Buyer and Seller shall jointly create plans for the transition of the CommSync Business from Seller to Buyer following the Closing, including but not limited to the following:

     (a)  MIS support, data collection and delivery;

     (b)  the transfer of Purchased Assets; and

     (c)  product transition, manufacturing, research and development.

For purposes of this Section 5.11, the Seller Transition Manager shall initially be Mark Allen, and the Buyer Transition Manager shall initially be Dale Pelletier.

     Section 5.12  Customer Notification.  Within ten (10) days of the date
                   ---------------------
hereof, Seller shall have notified the key customers of the CommSync Business as determined in accordance with Schedule 5.12 of the contemplated Transaction and appropriate representatives of Buyer and Seller shall have taken the steps set forth in Schedule 5.12.

     Section 5.13  Supplier Notification.  Within fifteen (15) days of the date
                   ---------------------
hereof, Seller shall have notified the key suppliers of the CommSync Business as determined in accordance with Schedule 5.13 of the contemplated Transaction and appropriate representatives of Buyer and Seller shall have taken the steps set forth in Schedule 5.13.

     Section 5.14  [INTENTIONALLY OMITTED].

     Section 5.15  Additional Assigned Contracts.  After the date hereof Seller
                   -----------------------------
shall use commercially reasonable efforts to identify and furnish to Buyer copies of all additional contracts or agreements that, if known to Senior Management prior to the date hereof, would have been included in the Assigned Contracts ("Proposed Contracts"). Buyer shall have the right to review all Proposed Contracts identified by Seller and may, through the exercise of good faith, decline to assume any such Proposed Contract (the Proposed Contracts which Buyer declines to assume being referred to herein as "Rejected Contracts"). Each Proposed Contract that is not rejected in writing by Buyer prior to the eleventh (11/th/) business day after which Seller has provided such Proposed Contract shall be deemed to be and shall immediately become an Assigned Contract for all purposes of this Agreement, and Schedules 1.1(d) and (e) shall be amended as appropriate to reflect such additional Assigned Contract.

     Section 5.16  Delivery of Additional Instruments on the Closing Date.
                   ------------------------------------------------------
Seller agrees to deliver, or cause to be delivered to Buyer, the following documents and instruments and its counsel, (i) a bill of sale, duly executed by Seller, the form of which shall be subject to mutual agreement among the parties, (ii) a good standing certificate, dated as of the date that is not more than ten (10) days prior to the Closing Date from the Secretary of State of Delaware, for Seller; and (iii) such other documents and instruments as the parties shall mutually agree are necessary to effectuate the transactions contemplated hereby.

     Section 5.17  Buyer Selection of Capital Assets and Equipment.  Not less
                   -----------------------------------------------
than three (3) days prior to the Closing, Buyer shall deliver to Seller its written selection of those capital assets on Schedule 1.1(a)(2) and that equipment on Schedule 1.1(b)(2) that it will purchase pursuant to this Agreement. Buyer shall be entitled to purchase all or any portion of the capital assets listed on Schedule 1.1(a)(2) and equipment listed on Schedule 1.1(b)(2) at the prices therein listed; provided, however, that Buyer shall only be entitled to purchase such capital assets and equipment in accordance with the following limitations:

     (a) In selecting any item of capital assets listed on Schedule 1.1(a)(2) and/or equipment listed on Schedule 1.1(b)(2), Buyer must first select such item from the group of items of the same model number that are among the suite of test equipment or other assets or equipment that the Transferring Employees have assembled and collected and use in the ordinary course of their work (the "Collective Suite").

     (b) Once Buyer has purchased all of the items of the same model number that are included in the Collective Suite, then Buyer may purchase any and all items of such model number that are included on Schedule 1.1(a)(2) or Schedule 1.1(b)(2), as the case may be, but are not items that were added to such schedules after the date hereof pursuant to the terms of Section 1.8 of this Agreement.

     (c) Once Buyer has purchased all of the items of the same model number that are included in the Collective Suite and all other items of the same model number that are listed on Schedule 1.1(a)(2) or Schedule 1.1(b)(2) as of the date hereof, then Buyer shall be entitled to purchase items of such same model number that were added to such schedules after the date hereof pursuant to the terms of Section 1.8 of this Agreement.

     (d)  In the event that Seller shall add to either Schedule 1.1(a)(2) or
Schedule 1.1(b)(2) any item of a model number that was not included on the original schedule delivered on the date hereof (a "Unique Item"), then Buyer shall not be obligated to comply with the requirements of paragraphs (a) and (b) of this Section 5.17 prior to purchasing such Unique Item.

     (e) The aggregate purchase price for all items purchased by Buyer that are among those items added to Schedule 1.1(a)(2) or Schedule 1.1(b)(2) after the date hereof pursuant to the terms of Section 1.8 of this Agreement shall be not greater than sixty-eight thousand dollars ($68,000).

     (f) The aggregate of the prices set forth on Schedules 1.1(a)(2) and 1.1(b)(2) with respect to the capital assets and equipment that are included on the original schedules as of the date hereof and that are selected by Buyer pursuant to this Section 5.17, together with the aggregate purchase price for those items that are added to the schedules (as determined pursuant to Section 5.17(e) above) shall be referred to herein as the "Selected Capital Asset and Equipment Value."

     Section 5.18  Inventory Valuation.  Not less than three (3) days prior to
                   -------------------
Closing, Seller shall deliver to Buyer a final Schedule 1.1(h) which shall include the raw materials, work-in-process, and finished goods, including factory and field demo equipment relating to the CommSync Business to be sold to Buyer pursuant to this Agreement. The final Schedule 1.1(h) shall include a valuation of such raw materials, work-in-process and finished goods inventory, net of reserves for excess and obsolescence calculated in accordance with GAAP as of the date three (3) days prior to Closing (the "Inventory Value"). Buyer shall purchase all items listed on the final Schedule 1.1(h) at a price equal to Inventory Value; provided, that the maximum amount that Buyer shall be required to pay for all field demo equipment shall not exceed $440,000.

                       ARTICLE VI.  CONDUCT OF BUSINESS

     Section 6.1  Conduct of Business.  Except as otherwise contemplated by this
                  -------------------
Agreement from the date hereof to the Closing, Seller shall conduct the CommSync Business only in the ordinary course and consistent with past practice and, in any event, in a manner which is not inconsistent with the consummation of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, except as contemplated by this Agreement from the date hereof to the Closing, Seller shall not, without the prior written consent of Buyer, which shall not be unreasonably withheld or delayed, with respect to the CommSync Business or the Purchased Assets:

     (a) Except in the ordinary course of the CommSync Business, permit or allow any of the Purchased Assets to be subject to any material Encumbrance;

     (b) Sell, transfer or otherwise dispose of any of the Purchased Assets in one or more transactions except sales of inventory or finished goods in the ordinary course of the CommSync Business or pursuant to a transfer from Hewlett-Packard Company to Agilent Technologies, Inc. of all or any portion of the CommSync Business;

     (c) Terminate or amend in any material respect any Assigned Contract to which it is a party except for the assignment of the Assigned Contracts to Agilent Technologies, Inc. from Hewlett-Packard Company;

     (d) Intentionally omit to do any act, or permit any act or omission to act, which causes a breach of any Assigned Contract; or

     (e)  Agree in writing to do any of the foregoing.

                ARTICLE VII.  CONDITIONS TO OBLIGATION TO CLOSE

     Section 7.1  Conditions to Obligations of Each Party to Close.  The
                  ------------------------------------------------
respective obligations of each party to this Agreement to effect the Transaction shall be subject to the satisfaction at or prior to the Closing of the following conditions:

     (a)  No Injunctions or Restraints; Illegality. No temporary restraining
          ----------------------------------------
order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Transaction shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Transaction, which makes the consummation of the Transaction illegal.

     (b)  No Order; HSR Act.  No governmental agency or authority shall have
          -----------------
enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Transaction illegal or otherwise prohibiting consummation of the Transaction. All waiting periods under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated.

     Section 7.2  Additional Conditions to Obligations of the Seller. The
                  --------------------------------------------------
obligation of the Seller to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of the following conditions, which may be waived, in writing, exclusively by the Seller:

     (a)  Representations and Warranties. The representations and warranties
          ------------------------------
made by Buyer in this Agreement shall have been true and correct when made except where breaches or inaccuracies of the representations and warranties made by Buyer have not had a Material Adverse Effect on Buyer, and Seller shall have received a certificate with respect to the foregoing signed on behalf of Buyer by an authorized officer of Buyer.

     (b)  Performance of Obligations. Buyer shall have performed and complied in
          --------------------------
all material respects with all covenants required by this Agreement to have been performed prior to Closing, and Seller shall have received a certificate to such effect signed on behalf of Buyer by an authorized officer of Buyer.

     (c)  Related Agreements.  The Transition Services Agreement, the Supply
          ------------------
Agreement, the Interim Supply Agreement and the Intellectual Property Agreement shall each have been executed and delivered by Buyer and shall each be legally binding on Buyer.

     (d)  SEC Concurrence Regarding Financial Statements.  Buyer shall have
          ----------------------------------------------
received an affirmative response to its letter to the Securities and Exchange Commission (the "SEC") dated August 12, 1999 attached hereto as Exhibit G (the
                                                                ---------
"SEC Letter") and thereby the SEC shall have confirmed that, in satisfaction of Buyer's obligations with respect to the Transaction as required under Form 8-K of the Securities Exchange Act of 1934, as amended ("Form 8-K") and Rule 3-05 of Regulation S-X ("Rule 3-05"), the SEC will not require Buyer to deliver financial statements that are substantively different from the financial statements described in the paragraphs numbered 1 and 2 in the SEC Letter.

     Section 7.3  Additional Conditions to Obligations of the Buyer.  The
                  -------------------------------------------------
obligation of the Buyer to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Buyer:

     (a)  Representations and Warranties. The representations and warranties
          ------------------------------
made by Seller in this Agreement shall have been true and correct when made except where breaches or inaccuracies of the representations and warranties made by Seller have not had a Material Adverse Effect on the CommSync Business, and Buyer shall have received a certificate with respect to the foregoing signed on behalf of Seller by an authorized officer of Seller.

     (b)  Absence of Litigation.  There shall be (i) no pending or overtly
          ---------------------
threatened litigation (other than litigation which is determined by the parties in good faith, after consulting with their respective attorneys, to be without legal or factual substance or merit) that has enjoined or is reasonably likely to enjoin the consummation of any of the transactions contemplated by this Agreement; and (ii) no order that has been issued by any court or governmental agency having jurisdiction that materially restrains or prohibits the consummation of the purchase and sale of the Purchased Assets hereunder and no proceedings which are reasonably likely to result in the issuance of such an order shall have been instituted and shall be pending.

     (c)  Performance of Obligations. Seller shall have performed and complied
          --------------------------
in all material respects with all covenants required by this Agreement to have been performed prior to Closing, and Buyer shall have received a certificate to such effect signed on behalf of Seller by an authorized officer of Seller.

     (d)  Legal Opinion. Buyer shall have received a legal opinion, in
          -------------
substantially the form attached hereto as Exhibit F, of Wilson Sonsini Goodrich & Rosati, counsel to Seller.

     (e)  No Force Majeure. Following the date of this Agreement, there shall
          ----------------
not have occurred a Force Majeure that has had a Material Adverse Effect on the CommSync Business; provided, that this Section 7.3(e) shall not be a condition to Buyer's obligations under this Agreement if, in the event of such a Force Majeure, Seller shall have agreed in writing to pay to Buyer an amount equal to the actual economic damages incurred as a result of such Force Majeure, not to exceed $2,500,000. If, in conjunction with the Closing, Seller so agrees to compensate Buyer, the determination of actual economic damages shall be made by a "Big Five" accounting firm mutually acceptable to Buyer and Seller within ninety (90) days of Closing.

     (f)  Related Agreements.  The Transition Services Agreement, the Supply
          ------------------
Agreement, the Interim Supply Agreement and the Intellectual Property Agreement shall each have been executed and delivered by Seller and shall each be legally binding on Seller.

                        ARTICLE VIII.  INDEMNIFICATION

     Section 8.1  Survival of Representations and Warranties.  The
                  ------------------------------------------
representations and warranties of Buyer and Seller set forth in this Agreement shall survive for a period ending at the close of business on the date eighteen
(18) months after the Closing Date; provided, however,

     (a) any breach of warranty resulting from fraud by the warranting party shall not expire; and

     (b) any claims which arise and are properly asserted within the time limit permitted in this Section 8.1 shall survive until resolved in accordance with this Article VIII.

     Section 8.2  Indemnification by Buyer.  Buyer agrees to indemnify and hold
                  ------------------------
Seller, its affiliates and subsidiaries harmless from and against any and all lawsuits, damages, claims, awards, settlements, costs and expenses incident thereto, including without limitation reasonable attorneys' fees, arising from any injury or alleged injury or damage or alleged damage to the person, property or business of anyone ("Damages") arising from or in connection with (i) Buyer's Breach of the representations and warranties set forth in Article IV of this Agreement; and (ii) the breach of any covenant, agreement or obligation of Buyer contained in this Agreement or any of the Related Agreements.

     Section 8.3  Indemnification by Seller.
                  -------------------------

     (a) Seller agrees to indemnify and hold Buyer, its affiliates and subsidiaries harmless from and against any and all Damages arising from or in connection with:

          (i) (A) Seller's breach of the representations and warranties set forth in Article III of this Agreement; (B) the breach of any covenant, agreement or obligation of Seller contained in this Agreement or any of the Related Agreements; (C) operation of the CommSync Business by Seller at any time prior to the Closing except to the extent a liability is expressly assumed by Buyer; (D) ownership or use of Excluded Assets by Seller, whether before or after Closing; and (E) any liabilities of Seller not expressly assumed by Buyer; provided, that, notwithstanding anything in this Agreement to the contrary, the aggregate amount for which Seller shall be liable to Buyer, its affiliates and subsidiaries for claims relating to matters addressed under this Section 8.3(a)(i) shall be Four Million Dollars ($4,000,000); and

          (ii) Buyer's contractual obligation as enforced by the third party beneficiary of such obligation to repair or replace (to the extent necessary and required by the respective warranty obligation) a CommSync Product sold and shipped by Seller prior to Closing (including, without limitation, products listed on Schedule 3.10(c)) with a Product Defect; provided, that, notwithstanding anything in this Agreement to the contrary, the aggregate amount for which Seller shall be liable to Buyer, its affiliates and subsidiaries for claims relating to matters addressed under this Section 8.3(a)(ii) shall be Ten Million Dollars ($10,000,000); provided further, that in lieu of indemnifying Buyer for Damages under this Section 8.3(a)(ii), Seller may, at its option, perform such repair or replacement and thereby relieve itself of any indemnification obligation under this Section 8.3 with respect to the particular defect at issue, in which event Buyer agrees to provide products or services to Seller at one hundred five percent (105%) of cost.

In the event that Seller may be obligated to indemnify Buyer under both subsections (i) and (ii) of this Section 8.3(a) with respect to a claim for indemnification, its obligations under subsection (ii) shall be controlling and Seller shall not be obligated to indemnify Buyer with respect to that item of repair pursuant to the terms of subsection (i) and, in any event, for an amount greater than actual damages suffered by Buyer. Those limitations provided in
Section 8.3(a)(i) and (ii) shall operate exclusively and independently of each other with respect to determining Seller's aggregate obligation to Buyer for indemnification.

     (b) The indemnification obligations contained in Section 8.3(a)(ii) shall survive for the term of the applicable contractual warranty periods existing as of the date hereof.

     (c) Notwithstanding any provision of this Agreement to the contrary, Seller shall have no obligation to indemnify Buyer under Section 8.3(a)(i) or
(ii) or to pay damages in respect of contract or other claims arising under this Agreement or the Related Agreements unless Buyer shall have suffered Damages in an aggregate amount in excess of Two Hundred Thousand Dollars ($200,000) (the "Basket Amount"), except with respect to (i) claims arising from fraud, (ii) claims on account of those programs described on Schedule 1.4(i), and (iii) claims arising from the determination of the Inventory Value, which shall be indemnified from the first dollar. Once the aggregate amount of losses under
Section 8.3(a)(i) or Section 8.3(a)(ii) exceeds the Basket Amount, Buyer shall be entitled to recover the full amount of such losses.

     (d) Except as otherwise specifically addressed in any Related Agreement or in Section 11.4 hereof, Buyer and Seller acknowledge and agree that the foregoing indemnification provisions shall be the exclusive remedy of Buyer and Seller with respect to this Agreement and the transactions contemplated hereby.

     Section 8.4  Procedure for Indemnification.
                  -----------------------------

     (a)  Claims for Indemnification. Upon receipt by a party (the "Indemnifying
          --------------------------
Party") at any time of a certificate (an "Officer's Certificate") signed by any officer of the other party (the "Indemnified Party"): (i) stating that Indemnified Party has paid, incurred or properly accrued or reasonably anticipates that it will have to pay, incur or accrue Damages, and (ii) specifying in reasonable detail the individual items of Damages included in the amount so stated, the date each such item was paid, incurred or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or covenant or other obligation to which such item is related, the Indemnifying Party shall, subject to the provisions of
Section 8.3 hereof and this Section 8.4, deliver to Indemnified Party, as promptly as practicable, cash equal to such Damages.

     (b)  Objections to Claims. After the expiration of the thirty (30) day
          --------------------
period beginning on the date of delivery of the Officer's Certificate, the Indemnifying Party shall make delivery of the cash in accordance with Section
8.3 hereof; provided, however, that no such payment or delivery need be made if the Indemnifying Party shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been mailed or otherwise sent to the Indemnified Party prior to the expiration of such thirty
(30) day period.

     (c)  Resolution of Conflicts. In case the Indemnifying Party shall object
          -----------------------
in writing to any claim or claims made in any Officer's Certificate to recover Damages within thirty (30) days after delivery of such Officer's Certificate, the Indemnifying Party and Indemnified Party shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Indemnifying Party and Indemnified Party should so agree, a memorandum setting forth such agreement shall be prepared and signed by Indemnified Party and the Indemnifying Party. If the Indemnifying Party and Indemnified Party should not so agree, the dispute shall be addressed in the manner set forth in Section 8.4(e) below.

     (d)  Third-Party Claims. In the event Indemnified Party becomes aware of a
          ------------------
third-party claim which Indemnified Party reasonably believes may result in a claim for indemnification, Indemnified Party shall notify Indemnifying Party of such claim, and Indemnified Party shall be entitled, at its expense, to participate in, but not to determine or conduct, the defense of such claim. Indemnifying Party shall have the right in its sole discretion to conduct the defense of and settle any such claim; provided, however, that except with the consent of the Indemnified Party, no settlement of any such claim with third-party claimants shall be determinative of the amount of any claim.

     (e)  Dispute Resolution. Any dispute arising out of or relating to this
          ------------------
Section 8.4 shall be resolved in accordance with the procedures specified in this Section 8.4(e), which shall be the sole and exclusive procedure for the resolution of any such disputes. For any dispute or claim arising out of or relating to this Section 8.4, or breach hereof, the parties, prior to filing any claims in a court of law or to seeking binding arbitration, shall in good faith first negotiate a written resolution of such dispute or claim within a period not to exceed fifteen (15) days from the date of receipt of a party's request for such negotiation. Such negotiations shall be conducted by managers of each party who have authorization to resolve any such dispute or claim. In the event the parties cannot negotiate a written resolution to such dispute or claim during this fifteen-day negotiation period, and prior to filing any claims in a court of law or to binding arbitration, the parties shall then submit such dispute or claim to non-binding mediation with JAMS/ENDISPUTE or its successor. The mediation may be initiated by the written request of either party to the other party, shall commence within fifteen (15) days of the receipt of such notice and shall be conducted in Santa Clara County, California in accordance with such mediation procedures established by JAMS/ENDISPUTE or its successor, unless otherwise agreed by the parties. The mediation shall not exceed a period of thirty (30) days. In the event the parties do not resolve such dispute or claim as a result of such mediation or in the event such dispute or claim is not resolved within thirty (30) days of the commencement of the mediation, either party may seek to resolve the dispute or claim in a court of competent jurisdiction or seek other legal or equitable resolution. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined.

                           ARTICLE IX.  TERMINATION

     Section 9.1  Termination.  This Agreement may be terminated and the
                  -----------
Transaction abandoned at any time prior to the Closing:

     (a)  by mutual consent of Seller and Buyer;

     (b) by Seller or Buyer if (i) the Closing has not occurred prior to October 1, 1999; (ii) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Transaction; or (iii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Transaction by any governmental entity that would make consummation of the Transaction illegal; or

     (c) by Seller if Buyer receives a negative response to the SEC Letter and pursuant to such negative response, the SEC would require Buyer, in satisfaction of its obligations with regard to the Transaction under Form 8-K and Rule 3-05, to deliver financial statements that are substantively different from the financial statements described in the paragraphs numbered 1 and 2 in the SEC Letter.

     Section 9.2  Effect of Termination.  In the event of termination of this
                  ---------------------
Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Buyer or Seller, or their respective officers, directors or stockholders, provided that the provisions of Sections 5.2, 5.4, 5.5, Article XI and this Section 9.2 shall remain in full force and effect and survive any termination of this Agreement.

                     ARTICLE X.  POST-CLOSING OBLIGATIONS

     Section 10.1  [INTENTIONALLY OMITTED].

     Section 10.2  Non-Competition.  Except as necessary or required pursuant to
                   ---------------
the terms of this Agreement (e.g. the provision of products or services under Rejected Contracts or retained field service contracts), or the Supply Agreement, Interim Supply Agreement or Transition Services Agreement, Seller agrees not to engage in a Competitive Business for a period of five (5) years from the Closing Date. As used in this Section 10.2, the term "Competitive Business" shall mean the business of designing, manufacturing or sale of synchronization products for communications networks, or any combination of designing, manufacturing and sale of synchronization products for communications networks; provided that "Competitive Business" shall not include the design, manufacture, sale or other distribution of Cesium atomic frequency products or the design, manufacture, sale or other distribution of any component that may be incorporated into any other products produced or sold by any third party. For purposes of this Section 10.2, the term "Seller" shall refer solely to Agilent Technologies, Inc. and the provisions of this Section 10.2 shall not apply to Hewlett-Packard Company.

     The parties intend that the covenants contained in this Section 10.2 shall be construed as a series of separate covenants, one for each state in the United States and one for each foreign country. Except for geographic coverage, each such separate covenant shall be deemed identical in terms of the covenants contained in this Section 10.2. If, in any judicial proceedings, a court should refuse to enforce any of the separate covenants deemed included in this Section 10.2, then the unenforceable covenant shall be deemed eliminated from these provisions for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants to be enforced.

     Section 10.3  SEC Financial Statements.  Within sixty (60) days and seventy
                   ------------------------
(70) days following the Closing Date, Seller will provide to Buyer draft and final audited financial statements, respectively, for the CommSync Business prepared in compliance with Regulation S-X and as required to allow Buyer to satisfy its reporting obligations under the Securities Act of 1933, as amended, and the Securities Act of 1934.

     Section 10.4  Repairs at Seller's Request.  In the event that there is an
                   ---------------------------
epidemic or catastrophic failure of any of the CommSync Products following the Closing and Buyer does not have a legal obligation to repair or replace such CommSync Products and Seller, for any reason, desires that such repairs or replacement be performed, at Seller's request Buyer shall perform such repairs or replacement on Seller's behalf, and Seller shall pay to Buyer one hundred ten percent (110%) of the cost of such repair or replacement. In addition, with respect to any warranties existing on or as of the Closing Date and retained by Seller with respect to CommSync Products and not otherwise addressed in this Agreement (e.g. warranties with respect to field service contracts), Buyer agrees to provide to Seller those products and services provided by Buyer which Seller requires to satisfy any and all of Seller's obligations under such warranties, for one hundred ten percent (110%) of Buyer's cost for such products or services.

     Section 10.5  Provision of CommSync Products to Seller.  In the event that
                   ----------------------------------------
Seller retains any Rejected Contracts, Buyer agrees to provide to Seller, at Buyer's cost, any and all products or services provided by Buyer which Seller requires to satisfy any and all of Seller's obligations (including any warranty obligations) under the Rejected Contracts, if any.

     Section 10.6  Product Relabeling.  Buyer agrees that neither Buyer nor its
                   ------------------
agents or representatives will ship or deliver or cause to be shipped or delivered any CommSync Products bearing a Hewlett-Packard Company or Agilent Technologies, Inc. product label after the Closing Date.

                             ARTICLE XI.  GENERAL

     Section 11.1  Integrated Agreement; Amendments.
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     (a)  The recitals, Exhibits and Schedules to this Agreement and the Related
Agreements constitute an integral part of this Agreement and are incorporated herein by this reference. This Agreement, the Schedules and the Related Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior oral and written agreements and understandings, and all contemporaneous alleged oral agreements or understandings, between the parties with respect to the transactions contemplated by this Agreement.

     (b) This Agreement may be modified only by a written instrument duly executed by each party hereto.

     Section 11.2  Interpretation.  The headings contained in this Agreement are
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for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     Section 11.3  Waiver.  No breach of any covenant, agreement, warranty or
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representation shall be deemed waived unless expressly waived in writing by the party which is entitled to assert such breach. No waiver of any right hereunder shall operate as a waiver of any other right or of the same or a similar right on another occasion.

     Section 11.4  Other Remedies; Specific Performance.  Except as otherwise
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provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     Section 11.5  Notices.  All notices and other communications between the
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parties shall be in writing and shall be deemed to have been duly given (a) on the same day when delivered personally or by courier to the party to whom addressed or when sent by facsimile, confirmation received, or (b) three (3) business days after being mailed by registered or certified mail, return receipt requested,

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prepaid and addressed, at the following addresses, or at such other addresses as the parties may designate by written notice:

          If to Seller, to:

          Hewlett-Packard Company
          3000 Hanover Street
          Palo Alto, California 94304
          Attention:  Mark Chandler, Business Development Manager
                      Marty Neil, General Manager, Santa Clara Division Facsimile No.: (650) 852-8342

          With copies to:

          Wilson Sonsini Goodrich & Rosati
          650 Page Mill Road
          Palo Alto, CA  94304
          Attention: Robert Sanchez, Esq.
          Facsimile No.: (650) 493-6811

          If to Buyer, to:

          Symmetricom, Inc.
          2300 Orchard Parkway
          San Jose, California  95131-1017
          Attention:  Thomas W. Steipp, Chief Executive Officer
                      Mary Rorabaugh, Vice President
          Facsimile No.: (408) 428-7896

          With copies to:

          Ferrari, Olsen, Ottoboni & Bebb, LLP
          333 W. Santa Clara Street, Suite 700
          San Jose, California  95113-1787
          Attn:  Richard S. Bebb, Esq.
          Facsimile No.:  (408) 280-0151

     Section 11.6  Counterparts.  This Agreement may be executed in any number
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of counterparts, each of which shall be deemed to be an original Agreement, but all of which, taken together, shall constitute one Agreement.

     Section 11.7  No Transfer or Assignment.
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     (a)  Except as otherwise provided in this Section 11.7, this Agreement and the rights and obligations set forth herein may not be transferred or assigned by operation of law or otherwise

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without the consent of the other party. This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors and permitted assigns.

     (b) Notwithstanding the foregoing, Seller or Buyer or their permitted successive assignees or transferees, may assign or transfer this Agreement or delegate any rights or obligations hereunder without consent: (a) to any entity controlled by, or under common control with such party, or their permitted successive assignees or transferees; (b) in connection with a merger, reorganization, transfer, sale of assets or product lines, or change of control or ownership of such party, or their permitted successive assignees or transferees; or (c) without limitation, with respect to Seller only, to Agilent Technologies, Inc.

     Section 11.8   Absence of Third Party Beneficiary Rights.  No provision of
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this Agreement is intended, or will be interpreted, to provide to or create for any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder, employee or partner of any party hereto or any other person or entity, and all provisions hereof will be personal solely between the parties to this Agreement.

     Section 11.9   Mutual Drafting.  This Agreement is the joint product of
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Buyer and Seller and each provision hereof has been subject to the mutual consultation, negotiation and agreement of Buyer and Seller and shall not be construed for or against either hereto.

     Section 11.10  Severability.  Should any portion or provision of this
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Agreement be declared invalid or unenforceable in any jurisdiction, then such portion or provision shall be deemed to be severable from this Agreement as to such jurisdiction (but, to the extent permitted by law, not elsewhere) and shall not affect the remainder hereof.

     Section 11.11  Governing Law.  This Agreement shall be governed, construed
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and enforced in accordance with the laws of the State of California, without reference to the conflict of law provisions thereof.

     Section 11.12  Venue.  Any actions arising from or relating to the
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Transaction shall be brought in San Jose, California.

                           ARTICLE XII.  DEFINITIONS

     For the purposes of this Agreement, unless the context otherwise requires, the following terms shall have the respective meanings set forth below and grammatical variations of such terms shall have corresponding meanings:

     "Assigned Contracts" shall have the meaning set forth in Section 1.1(e) of this Agreement.

     "Assumed Liabilities" shall have the meaning set forth in Section 1.3 of this Agreement.

     "Basket Amount" shall have the meaning set forth in Section 8.3(c) of this Agreement.

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     "Capital Assets" shall have the meaning set forth in Section 1.1(a) of this
Agreement.

     "Closing" shall have the meaning set forth in Section 2.1 of this Agreement.

     "Closing Date" shall have the meaning set forth in Section 2.1 of this Agreement.

     "Collective Suite" shall have the meaning set forth in Section 5.17 of this Agreement.

     "CommSync Business" shall have the meaning set forth in the recitals to this Agreement.

     "CommSync Business Financial Information" shall have the meaning set forth in Section 3.3 of this Agreement.

     "CommSync Products" shall have the meaning set forth in the recitals to this Agreement.

     "Damages" shall have the meaning set forth in Section 8.2 of this Agreement.

     "DOJ" shall have the meaning set forth in Section 5.9 of this Agreement.

     "Encumbrance" shall mean any lien, pledge, charge, claim, restriction on transfer, mortgage, security interest or other encumbrance of any sort.

     "Environmental Claim" shall mean any notice, claim, act, cause of action or investigation with respect to the CommSync Business alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (A) the presence, or release into the environment, of any Hazardous Materials (as defined herein) or (B) any violation, or alleged violation, of any Environmental Laws (as defined herein).

     "Environmental Laws" means all federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment.

     "Excluded Assets" shall have the meaning set forth in Section 1.2 of this Agreement.

     "Expensed Equipment" shall have the meaning set forth in Section 1.1(b) of this Agreement.

     "Final Test Systems" shall mean the final test systems used to test CommSync Products.

     "Force Majeure" shall mean a fire, explosion, disaster, flood, strike, threatened strike, stoppage of work, embargo, act of God or public enemy, acts of civil or military authorities, civil disturbance or act of war.

     "Form 8-K" shall have the meaning set forth in Section 7.2(d) of this Agreement.

     "FTC" shall have the meaning set forth in Section 5.9 of this Agreement.

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     "FTO" shall have the meaning set forth in Section 5.7 of this Agreement.

     "FTO Obligation" shall have the meaning set forth in Section 5.7 of this Agreement.

     "GAAP" shall have the meaning set forth in Section 3.3 of this Agreement.

     "GPS" shall have the meaning set forth in the recitals to this Agreement.

     "Hazardous Materials" means chemicals, pollutants, contaminants, wastes, toxic substances, radioactive and biological materials, asbestos-containing materials, hazardous substances, petroleum and petroleum products or any fraction thereof.

     "HSR Act" shall have the meaning set forth in Section 3.1(c) of this Agreement.

     "Indemnified Party" shall have the meaning set forth in Section 8.4 of this Agreement.

     "Indemnifying Party" shall have the meaning set forth in Section 8.4 of this Agreement.

     "Intellectual Property Agreement" shall have the meaning set forth in the recitals to this Agreement.

     "Interim Supply Agreement" shall have the meaning set forth in the recitals to this Agreement.

     "Inventory" shall have the meaning set forth in Section 1.1(h) of this Agreement.

     "Inventory Value" shall have the meaning set forth in Section 5.18 of this Agreement.

     "Licenses and Permits" shall have the meaning set forth in Section 3.12(b) of this Agreement.

     "Material Adverse Effect on Buyer" shall mean a change, event, violation, inaccuracy, circumstance or effect that materially and adversely affects Buyer taken as a whole, or the ability of Buyer to consummate the transactions which it is required to consummate hereunder, except as results primarily from (i) the effect of the public announcement, pendency or consummation of the transactions contemplated hereby, or (ii) changes in general economic conditions or changes affecting the industry generally in which Buyer operates (provided that such changes do not affect Buyer in a disproportionate manner); provided, however, that with respect to the foregoing clauses (i) and (ii), Seller shall bear the initial burden of proof of establishing that any such change, event, violation, inaccuracy, circumstance or effect is not attributable or does not result primarily from the effect of the public announcement, pendency or consummation of the transactions contemplated hereby or changes in general economic conditions or changes affecting the industry generally in which Buyer operates.

     "Material Adverse Effect on the CommSync Business" shall mean a change, event, violation, inaccuracy, circumstance or effect that materially and adversely affects the CommSync

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Business taken as a whole, or the ability of Seller to consummate the transactions which it is required to consummate hereunder, except as results primarily from (i) the effect of the public announcement, pendency or consummation of the transactions contemplated hereby, or (ii) changes in general economic conditions or changes affecting the industry generally in which the CommSync Business is operated (provided that such changes do not affect the CommSync Business in a disproportionate manner); provided, however, that with respect to the foregoing clauses (i) and (ii), Buyer shall bear the initial burden of proof of establishing that any such change, event, violation, inaccuracy, circumstance or effect is not attributable or does not result primarily from the effect of the public announcement, pendency or consummation of the transactions contemplated hereby or changes in general economic conditions or changes affecting the industry generally in which the CommSync Business is operated.

     "Officer's Certificate" shall have the meaning set forth in Section 8.4(a) of this Agreement.

     "Pipeline Inventory" shall have the meaning set forth in Section 1.2(e) of this Agreement.

     "Product Defect" shall mean any and all defects in a CommSync Product (including defects resulting from a product's failure to be Y2K Compliant) that result in an annualized failure rate of fifteen percent (15%) or greater for that particular product. For purposes of this definition, failure will be defined as non-compliance with product specifications which result in failure of the product and because of which the customer requires Buyer to repair or replace the applicable product pursuant to the applicable warranty. Annualized failure rate will be calculated based on the number of confirmed failures under warranty of the given product sold by Seller prior to the Closing Date, divided by the total population of units of a given product under warranty that were sold prior to the Closing Date. The number of confirmed failures of a given product will be annualized based on data obtained for each six-month period following the Closing Date.

     "Proposed Contracts" shall have the meaning set forth in Section 5.15 of this Agreement.

     "Proprietary Materials" shall mean all rights of Seller in and to the computer programs, product designs, manufacturing processes, technical documentation, trade secrets and know how related to the CommSync Business, other than the intellectual property described in Section 1.2(c) herein.

     "Purchase Price" shall have the meaning set forth in Section 1.5 of this Agreement.

     "Purchase Price Allocation" shall have the meaning set forth in Section 1.6 of this Agreement.

     "Purchased Assets" shall have the meaning set forth in Section 1.1 of this Agreement.

     "Rejected Contracts" shall have the meaning set forth in Section 5.15 of this Agreement.

     "Related Agreements" shall have the meaning set forth in the recitals to this Agreement.

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     "Retained Liabilities" shall have the meaning set forth in Section 1.4 of this Agreement.

     "Rule 3-05" shall have the meaning set forth in Section 7.2(d).

     "SEC" shall have the meaning set forth in Section 7.2(d).

     "SEC Letter" shall have the meaning set forth in Section 7.2(d).

     "Selected Capital Asset and Equipment Value" shall have the meaning set forth in Section 5.17 of this Agreement.

     "Seller" shall mean, subject to Section 10.2, Hewlett-Packard Company, a Delaware corporation, except that upon the effective time of the split-off of Agilent Technologies, Inc., a Delaware corporation, from Hewlett-Packard Company, Seller shall be deemed to be Agilent Technologies, Inc. and shall not include Hewlett-Packard Company for all purposes of this Agreement.

     "Seller's Knowledge" shall mean the actual knowledge of the following employees or agents of Seller:

          John M. Neil                  Atul Tambe
          Murli Thirumale               Sujai Hajela
          Shashi Raval                  Michael Wilson
          Ray Moskaluk                  David Vitanye
          Barry Dropping                Gary Ikari
          Mark Allen
          Chris Barmeier
          Mark Chandler
          Dave Dills

     "Senior Management" shall mean John M. Neil, Murli Thirumale, Mark Allen, Chris Barmeier, Shashi Raval, Sujai Hajela and Ray Moskaluk.

     "Supply Agreement" shall have the meaning set forth in the recitals to this Agreement.

     "Tax" and "Taxes" shall have the meaning set forth in Section 3.13 of this Agreement.

     "Transaction" shall have the meaning set forth in the recitals to this Agreement.

     "Transfer Taxes" shall have the meaning set forth in Section 1.7 of this Agreement.

     "Transferring Employee" shall have the meaning set forth in Section 5.7 of this Agreement.

     "Transition Manager" shall have the meaning set forth in Section 5.11 of this Agreement.

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     "Transition Services Agreement" shall have the meaning set forth in the recitals to this Agreement.

     "Unique Item" shall have the meaning set forth in Section 5.17(d) of this Agreement.

     "Warranty or Warranties" shall mean any and all obligations to service, repair, replace, credit or refund based upon or arising out of express and implied warranties made by Seller in connection with the sale of CommSync Products.

                                 * * * * * * *


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     IN WITNESS WHEREOF, this Master Asset Purchase Agreement is hereby executed by a duly authorized representative of each party as of the date first written above.



HEWLETT-PACKARD COMPANY                      SYMMETRICOM, INC.



/s/ Byron Anderson                           /s/ Thomas W. Steipp
------------------                           --------------------
Byron Anderson                               Thomas W. Steipp
Vice President, Electronic Products          Chief Executive Officer and
and Solutions                                Chief Financial Officer